For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Michael Feinsod

(212) 355-2449

Ameritrans Capital Corporation Announces Closing of Sale of Taxicab Medallion Portfolio

New York, NY, October 30, 2008 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that it closed on the sale of substantially all of the Company’s taxicab medallion loans to Medallion Financial Corp. and its wholly-owned subsidiary Medallion Bank.

Ameritrans utilized substantially all of the net proceeds from this transaction to fully pay down its existing bank indebtedness.  Subsequent to the sale, the Company has no short term indebtedness and assets of approximately $31 million or $9.10 per common share.  As of June 30, 2008, Ameritrans’ net asset value per share was $5.06.  The Company’s portfolio is currently funded through a combination of shareholders’ equity and SBA guaranteed debentures. The Company intends to pursue its strategy of repositioning and growing its portfolio by further building its portfolio of corporate loans.

“We are delighted to close the sale of our medallion portfolio,” said Michael Feinsod, Chief Executive Officer and President of Ameritrans.  “This transaction simplifies our operating model and allows the Company to continue to expand our senior-secured, middle market corporate loan portfolio.  The retirement of our existing bank debt allows the Company to actively pursue our corporate loan strategy.  Given the continued dislocation in the credit markets, we continue to see excellent opportunities to grow the portfolio and generate attractive risk adjusted returns for our shareholders.”

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity investments. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC).  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.